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                                                                    Exhibit 4(v)

                       CONTRACT VALUE INCREASE ENDORSEMENT

Endorsement Effective Date: _________________

The following provision is added to the contract as of the effective date of this endorsement.

                        CONTRACT VALUE INCREASE PROVISION

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
WHAT IS THE BENEFIT PROVIDED     A purchase payment received on or after the
BY THIS ENDORSEMENT?             effective date of this endorsement will result
                                 in an increase to your contract value if your cumulative net purchase payments meet or exceed a specific amount.

                                 Cumulative net purchase payments equal:

                                      a.)  total of all net purchase payments
                                           received; less

                                      b.)  any partial withdrawals (including
                                           any associated surrender charges).

                                 The cumulative net purchase payment amounts and associated increase percentages are:

                                     CUMULATIVE NET PURCHASE        INCREASE
                                             PAYMENTS              PERCENTAGE
                                 -------------------------------   ----------
                                 $500,000.00 through $999,999.99      .50%
                                     $1,000,000.00 and above          .70%

                                 The increase to your contract value will be calculated as follows:

                                      a.)  cumulative net purchase payments;
                                           multiplied by

                                      b.)  the applicable increase percentage;
                                           minus

                                      c.)  any prior increases to your contract
                                           value as a result of this benefit
                                           endorsement.

                                 The amount of the increase will be allocated pro-rata according to your purchase payment allocation in effect as of the date of the increase.

                                 The increase amount will be treated as earnings under your contract and will not be subject to any applicable surrender charge.

                                 There is no charge for this endorsement.
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    CUNA Mutual Insurance Society
      A Mutual Insurance Company


/s/ Jeff Post
-------------------------------------
              President

2005-CVI